Exhibit 99.1
Global Telecom & Technology Appoints H. Brian Thompson Interim Chief Executive Officer
D. Michael Keenan Steps Down as CEO
MCLEAN, Va., February 23, 2007 — Global Telecom & Technology, Inc. (“GTT”), (OTCBB: GTLT), a global Multi-Network Operator (MNO), today announced that its Board of Directors, by unanimous vote of its independent directors, has appointed H. Brian Thompson as Interim Chief Executive Officer (CEO). In addition to his duties as CEO, Mr. Thompson will continue in his current role as Executive Chairman.
Mr. Keenan resigned as GTT’s CEO effective February 23, 2007. He continues to serve the company as a Director.
“Mike’s decision to step down is a mutual one. It takes a unique individual to recognize when change is needed in an organization, particularly when it is his role that must change. As a shareholder and member of GTT’s executive management team, Mike had the vision to make this important and far-reaching change,” Mr. Thompson said. “On behalf of the Board, the shareholders, and the entire GTT family, I want to thank Mike for his efforts to bring the company to where it is today. Mike was co-founder of Global Internetworking, now GTT’s North American operation, and he was instrumental in helping to complete the complex transaction between Mercator Partners, Global Internetworking and European Telecommunications & Technology to create today’s GTT.”
“We are at a critical stage of our growth now that the transaction is complete and integration is well underway”, Thompson continued. “The Board and I have significant plans for this company which include continued internationalization and expansion of our service offerings, both leading to the ultimate goal of creation of increased shareholder value. To do so we need a telecom executive with demonstrated success in growing emerging public entities into large global industry leaders. The Board is in the process of conducting a search for Mike’s successor.”
Mr. Keenan said, “As a global public company with an aggressive growth strategy, the company needs a leader who has the experience necessary to take GTT to the next level. As an entrepreneur I have taken the company as far as I can. It’s time to turn over leadership of this dynamic company to an industry leader with the strongest possible telecom, international, and public company experience. I am pleased that Brian, who has the skill set and experience to lead GTT through this transition, has agreed to take on this responsibility at such a critical time.”

Mr. Thompson has been a leader in the global competitive telecommunications industry for over three decades. He is currently Chairman of Comsat International, and has served as Chairman and Chief Executive Officer of Global TeleSystems Group, Inc., Chairman of Eircom, the Irish telecommunications company and Chairman and Chief Executive Officer of LCI International. Joining LCI in 1991, Mr. Thompson led the turnaround of the company and its emergence as one of the fastest growing telecommunications companies in the U.S. In June 1998, LCI was acquired by Qwest and he became Vice Chairman of the combined company until his resignation in December 1998. Prior to that, Mr. Thompson was Executive Vice President of MCI Communications Corporation with responsibility for all the company’s operating divisions, including MCI International. Earlier in his career, Mr. Thompson was a management consultant with McKinsey & Company, where he specialized in the management of telecommunications and technology enterprises.
About GTT
Formed in October 2006, following the acquisition by Mercator Partners Acquisition Corp. of Global Internetworking Inc and European Telecommunications & Technology Limited, Global Telecom & Technology, Inc. (“GTT”) (OTCBB: GTLT) is a new type of service provider: a Multi-Network Operator (“MNO”).
As a Multi-Network Operator, GTT does not own the infrastructure upon which its services are provided. Instead, GTT designs solutions based on its customer’s requirements, using a combination of telecommunications networks and technologies. Unlike traditional network centric carriers, GTT provides best-of-breed solutions by procuring, integrating and managing components of these various networks on its customers’ behalf. GTT has taken the inherent advantages of the Multi-Network Operator approach to a new level through a combination of powerful network design and pricing tools; a global service footprint; a deep and broad set of strategic vendor relationships; and above all, an expert team committed to delivering outstanding end-to-end customer service.
Headquartered in McLean, Virginia and with offices in London, Paris, Dusseldorf, New Delhi, and New York, GTT provides a global service footprint covering more than 50 countries, and it has more than 200 customers and in excess of 100 carrier partnerships around the world. For more information visit the GTT web site: http://www.gt-t.net

Forward-Looking Statement
Some of the statements made by GTT in this press release, including without limitation statements regarding GTT’s anticipated future growth, are forward-looking in nature. GTT intends that any forward-looking statements, as defined in Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall be covered by the safe harbor provisions for such statements contained in Section 21E of the Exchange Act. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “may,” “will,” “should,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “predicts,” “potential,” “continues” and similar expressions are forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual future results to differ materially from those projected or contemplated in the forward-looking statements. GTT believes that these risks include, but are not limited to: GTT’s ability to develop and market new products and services that meet customer demands and generate acceptable margins; GTT’s reliance on several large customers; GTT’s ability to negotiate and enter into acceptable contract terms with its suppliers; GTT’s ability to attract and retain qualified management and other personnel; failure of the third-party communications networks on which GTT depends; and competition and other risks associated with the communications sector in general and the multi-network operator sector in particular. Additional information concerning these and other important factors can be found under the heading “Risk Factors” in GTT’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission in November 2006, and in GTT’s other annual and quarterly reports filed from time to time with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors.
Media Inquiries:
Andrew Goldsmith
Vice President of Marketing, Strategy and Business Development
+1 703 442 5500
andrew.goldsmith@gt-t.net
Investor Inquiries:
Trish Drennan
Investor Relations
+1.703.725.7625
tdrennan@gt-t.net